UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                               (AMENDMENT NO. 1)*


                           SNYDER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    832914105
                          -----------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            [ ]       Rule 13d-1(b)
                            [ ]       Rule 13d-1(c)
                            [X]       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

                                  SCHEDULE 13G
                                (AMENDMENT NO 1)

CUSIP No. 832914105                                                                               Page 2 of 4 Pages

----------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Daniel M. Snyder
----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)    /  /
                                                                                        (b)    /  /
----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
----------------------------- ----------------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF
           SHARES                      9,379,624
        BENEFICIALLY
          OWNED BY            ----------------------------------------------------------------------------------------
            EACH              6        SHARED VOTING POWER
         REPORTING
           PERSON                      None
            WITH              ----------------------------------------------------------------------------------------
                              7        SOLE DISPOSITIVE POWER

                                       9,379,624
                              ----------------------------------------------------------------------------------------
                              8        SHARED DISPOSITIVE POWER

                                       None

----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,379,624
----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                           /  /
----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.1%
----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
----------------------------------------------------------------------------------------------------------------------


                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

Item 1(a)         Name of Issuer
                  Snyder Communications, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices
                  6903 Rockledge Drive, 15th Floor
                  Bethesda, Maryland  20817


Item 2(a)         Name of Person Filing
                  Daniel M. Snyder


Item 2(b) Address of Principal Business Office or, if None, Residence 6903 Rockledge Drive, 15th Floor
                  Bethesda, Maryland 20817


Item 2(c)         Citizenship
                  United States of America


Item 2(d)         Title of Class of Securities
                  Common Stock, $0.001 par value


Item 2(e)         CUSIP No.
                  832914105


Item 3 If this statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b) or (c), check whether the person filing is a:
                  Not applicable


Item 4            Ownership
                  (a)  Amount Beneficially Owned:
                        9,379,624 (as of December 31, 1998)


                  (b) Percent of Class:
                        13.1% (based on 71,475,571 shares outstanding on December 31, 1998)


                  (c) Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote
                                9,379,624


                           (ii) shared power to vote or to direct the vote
                                None


                          (iii) sole power to dispose or to direct the
                                disposition of
                                9,379,624


                           (iv) shared power to dispose or to direct the
                                disposition of
                                None


                               Page 3 of 4 pages

Item 5            Ownership of Five Percent or Less of a Class
                  Not applicable


Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person
                  Not applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported or by the Parent Holding Company
                  Not applicable


Item 8            Identification and Classification of Members of the Group
                  Not applicable


Item 9            Notice of Dissolution of Group
                  Not applicable


Item 10           Certification
                  Not applicable



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 12, 1999
                                         ---------------------------
                                         (Date)


                                         /s/ Daniel M. Snyder
                                         ---------------------------
                                         Daniel M. Snyder






                               Page 4 of 4 pages